                                                                  EXHIBIT (h)(4)

                                  AMENDMENT TO
                            ADMINISTRATION AGREEMENT

This is an amendment dated November 2, 2001 to the Administration Agreement ("Agreement") between Pilgrim Variable Products Trust ("Trust") and ING Pilgrim Group, LLC, which was made May 2, 1994, as amended on May 1, 1997, and restated on April 30, 2000 and April 30, 2001.

WHEREAS, The Board of Trustees has determined that it is in the best interest of the Trust to synchronize the annual renewal of this Agreement with the renewal of the Trust's investment management agreement, which also requires annual renewal by the Trust's Board of Trustees, to facilitate the Trust's compliance schedule and administration.

THEREFORE, the parties agree that this Agreement, as amended, shall be dated September 1, 2001.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year set forth above.

                                          PILGRIM VARIABLE PRODUCTS TRUST


                                          By: /s/ Robert S. Naka
                                             -------------------------------
                                                  Robert S. Naka
                                                  Senior Vice President


                                          ING PILGRIM GROUP, LLC


                                          By: /s/ Michael J. Roland
                                             --------------------------------
                                                  Michael J. Roland
                                                  Senior Vice President